Exhibit 99.6

CONSENT OF DIRECTOR NOMINEE PURSUANT TO RULE 438

April 17, 2020

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in this Registration Statement on Form S-4 and in the accompanying joint proxy statement/prospectus forming a part of such Registration Statement, and in any amendments thereto, as a person anticipated to become a member of the board of directors of The Charles Schwab Corporation upon completion of the merger described therein and to the filing of this consent as an exhibit to the Registration Statement and any amendments related thereto.

/s/ Todd M. Ricketts
Todd M. Ricketts